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                                                                    Exhibit 10.9


STATE of DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE of FORMATION

First: The name of the limited liability company is Virtex Air Systems, LLC.

Second: The address of its registered office in the State a Delaware is 15 East North Street, Dower, DE in the city of Dover County of Kent. The name of its Registered agent at such address is Paracorp Incorporated.

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution "The latest date on which the limited liability company is to dissolve is ___________."

Fourth: (Insert any other matters the members determine to include herein.)

--------------------------------------------------------------------------------
In Witness Whereof, the undersigned have executed this Certificate of Formation of Virtex Air Systems, LLC this 20th day of July 1999.

By:
/s./Spencer Brown Jr.
    Spencer Brown Jr.

State of Delaware
Office of the Secretary of State

I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF LIMITED LIABILITY COMPANY OF "VIRTEX AIR SYSTEMS LLC", FILED IN THIS OFFICE ON THE TWENTY-FIRST DAY OF JULY, A.D. 1999, AT 9 O'CLOCK A.M.

/s./Edward J. Freel, Secretary of State
    Edward J. Freel

AUTHENTICATION: 9878713
DATE:07-21-99

ADDENDUM

VAC and NDC agree to amend the Escrow Fund Agreement ('the Agreement by deleting the present Section 4.08 of the Agreement and replacing it with the following addendum:

4.08 Whereas VAC is contributing earmarks totaling $11,250,000 to VIRTEX Air Systems, L.L.C. (the Company) that will result in the construction and operation of several assets; each asset will be: the equivalent to the 50 MWe e-SCRUBTM Technology Demonstration (the Unit). Whereas the Unit will be carried on the balance sheet of the Company as an asset of approximately $11,250,000; and this Unit is projected to generate earnings before income taxes, depreciation & amortization (EBITDA) of approximately $1,780,000 per annum. Whereas the final construction costs will not be determined until after the Unit is completed and the actual EBITDA. will not be known until after the Unit is placed in operation.

In return for its share of the ownership of this asset, NDC agrees to pay VAC a Management Fee (the VAC Fee) equal to one-half of the actual DOE earmark funds


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received. NDC we'll pay the VAC Fee in five equal installments over a thirty-month period (bi-annual payment). The first installment will be due within twelve months after the facet earmarked f reds are received. However, in no case will the payments start until after the completion of the Unit. In addition if no earnings are achieved in a bi-annual period, then no bi-annual payment will be due.

NDC agrees to pay the Fee to VAC is live equal installments over a thirty month period (bi-annual payment). However, in no case will any payments to VAC start until after the completion of construction of the Unit and the Unit is operating. In addition if no earnings ate achieved in a bi-annual period, then no bi-annual payment will be due to VAC.

NDC's obligation under this agreement will in no event exceed profit distributions to NDC paid out of VIRTEX to NDC. It profit distributions to NDC are less than the Management Fee referred to above, then the excess Management Fee aver the profit distribution amount will be deferred until profit distributions to NDC from VIRTEX will cover the Management Fee payable to VAC. It is understood that this scenario may extend the payment time frames PAO the above mentioned 30-mouth period.

4-09 The newly formed company Virtex shall have the right to purchase e-SCRUB equipment and related components directly from either VAC or its manufacturers, sub-contractors, vendors and other direct sources. Virtex agrees that it will pay VAC at 6% management fee for handling on any such purchases on a case by cue basis.

ESCROW FUND AGREEMENT

This Escrow Fund Agreement dated this 3rd of June, 1999, ("Escrow Agreement"), is entered into by and between Virginia Accelerators Corporation ("VAC"), located at 301 Southwest Street, Alexandria, Virginia; National Diversified Company ("NDC"), located at 1700 N. Valley Mills Drive, Suite 1, Waco, Texas; and Bernhard P. Molldrem located at 2nd Floor, Maurice Bldg. 333 East Onendaga Street, Syracuse, NY ("Escrow Agent").

RECITALS

1. The parties have agreed to entered into negotiations to establish a business entity,("The Company"), in the form of a limited liability company that will be RDG incorporated in Delaware or in another state at least as favorable to the owners of the Company, for the purpose of designing, manufacturing, selling, constructing, and installing e-SCRUBTM air pollution control system throughout the world (with the exception of any existing VAC territorial agreements in place as of June 11, 1999. This agreement will be effective immediately upon its execution and shall govern relationship between the parties until such time as the new entity has been formed and a separate or related agreement has been reached providing for the management and operation of the new company.

2. VAC desires to engage process of designing, manufacturing, selling, constructing, and installing e-SCRUBTM air pollution control systems, and to offer related engineering services throughout the world, in conjunction with


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NDC, within the framework of the organization of the new company. VAC is willing to make available certain proprietary information for NDC for use in its evaluation of the future business relationship contemplated by the parties. This technology will also be made available to the new company to be formed pursuant to the subsequent agreements.

3. NDC desires to engage in the designing, manufacturing, selling, constructing, and installing e-SCRUBTM air pollution control systems and other related engineering services throughout the world, in conjunction with VAC within the framework of the new company.

4. This Escrow Agreement is entered into to create as escrow fund to secure VAC's agreement to negotiate exclusively with NDC during the term of this agreement.

In consideration of the promises and agreements of the parties, and for other good and valuable consideration, the receipt of which is acknowledged, the parties agree as follows:

ARTICLE 1

ESCROW DEPOSIT

1.01 NDC contemporaneously with the execution of this agreement shall deposit $250,000.00 with Escrow Agent, to secure their obligations as described in this agreement. This amount shall be known as the "escrow fund".

DISBURSEMENT

1.02 The assets in the escrow fund are to be retained by the escrow agent as an escrow trustee pursuant to this agreement. The assets (and income earned on them) may be disbursed from the escrow fund only in accordance with Article 2, below.

INVESTMENT DECISIONS

1.03 The assets in the escrow fund shall be invested at the sole discretion and direction of the escrow agent, in a Trust account.

ARTICLE 2

DUTIES OF ESCROW AGENT

INVESTMENT BY AGENT

2.01 The Escrow Agent shall receive and hold the escrow fund pursuant to the terms of this escrow agreement and shall invest the escrow funds as provided in Paragraph 1.03, above. Interest or other income earned by the assets held in the escrow fund shall also be invested in accordance with the same procedures, until the escrow fund is disbursed as provided below.

DISBURSEMENTS

2.02 The Escrow Agent shall disburse the escrow fund only in accordance with the joint written instructions signed by all parties. All interest and other income earned on the escrow fund at the time of disbursement shall be


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distributed in the same proportion as the distribution of the escrow fund. Upon disbursement of all of the escrow fund, including interest, or other income earned on it, the escrow agreement shall terminate.
(.0)

ARTICLE 3

OPERATION
OBLIGATIONS

3.01 The Escrow Agent shall be obligated only for the performance of the duties that are specifically set forth in this agreement. The Escrow Agent shall be protected and acting or refraining from acting on any instrument believed to be genuine and to have been signed or presented to the proper party or parties. The Escrow Agent shall not be liable for any action taken or omitted in good faith and believed to be authorized by this escrow agreement nor for any action taken or omitted in accordance with the advice of the escrow agent's counsel.

LIMITATION OF LIABILITY

3.02 The Escrow Agent shall have no liability under, or duty to inquire into the terms and provisions of the future agreement contemplated herein. It is agreed that the Escrow Agent's duties are purely administrative in nature and that the escrow agent shall incur no liability whatsoever except willfull conduct or gross negligence, so long as the Escrow Agent has acted in good faith. The Escrow Agent shall not be bound by any modification to this Agreement, unless it is in writing, signed by all of the parties to the Escrow Agreement.

GOVERNING LAW

3.03 This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of New York.

EXCLUSIVITY

3.04 VAC will not seek discussions, negotiations, or contacts with any other parties to form any other entity, or venture used to exploit the "e-SCRUB technology", and will cease and disengage from any existing discussions with any parties other than NDC.

TERM OF ESCROW AGREEMENT

3.05 This Agreement shall terminate upon the formation of the new company, satisfaction of all contingencies described herein, and the disbursement of funds pursuant to the terms of this Agreement. Unless extended in writing, this Agreement shall terminate 60 days following the date of its execution.

ARTICLE 4

CONTINGENCIES TO BE MET PRIOR TO RELEASE OF ESCROW MONEY TO VAC

4.01 Completion of due diligence examination, in a form acceptable to NDC. In this regard, VAC agrees to make available all relevant material with respect to present or future products, research and development, inventions, processes, techniques, designs or technical information and data, marketing plans,


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financial statements, patent information, etc., relating to the operation and development of the E-SCRUBTM systems. The due diligent examination will include, at a minimum, an examination of business operations of VAC, its business plan and technology, and all related agreements and intellectual property rights. Upon verification of the following items, the escrow funds will be released to VAC according to the schedule, which gives the number of days after the Escrow Agreement is signed, and amounts that are listed below:



Item                                                           Amount     # of Days
a) Business Plan with Projected Financial Statement.          $25,000         5

b) Verification of DoE earmark in the amount of
         $1,250,000 for the design of the 50 MWe Technology
         Demonstration e-SCRUBTM project.                     $25,000         5

c) Verification of DoE earmark in the amount of
         $10,000,000 for the construction of the 50 MWe
         Technology Demonstration e-SCRUBTM project.          $25,000        30

d) Verification of interest in e-SCRUBTM process
         by one of the following power plants (or such other
         plant acceptable to NDC):                            $25,000        30

         1) Homer City, Pennsylvania;
         2) Alexandria, Virginia;
         3) Chalk Point or Morgantown, Maryland.

e) Verification of interest by one of the following
         members of Congress to establish a 50 MWe
         Technology Demonstration e-SCRUBTM project in
         his respective district.                              $25,000       30

         1) Congressman John P. Murtha
         2) Congressman James P. Moran
         3) Congressman Steny Hoyer

f) Formation of the Company.                                   $75,000       60
g) Any one of the following events occur:                      $50,000       60



1) allocation of DoE money for a demonstration, or 2) a contract with a utility to install a demonstration project, or 3) a letter of intent with a utility to install a demonstration project.

4.02 After the formation of the company, the $250,000 will be credited against letter of credit as provided in item 4.07.

FORMATION OF NEW COMPANY

4.03 The New Company will be owned in accordance with the following percentages:

a.       VAC 50%
b.       NDC 50%

4.04 The Company will be incorporated in Delaware or in another state at least as favorable to the owners of the Company.

4.05 VAC and NDC will execute all necessary documents to register the company with the proper governmental offices in the Commonwealth of Virginia and any other states that all parties being necessary.

4.06 The Company shall establish a board of directors; VAC shall appoint 50% of the directors and the Chairman of the Board, and NDC shall appoint 50% of the directors and vice Chairman of Board. The Company shall establish a management


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organization to be in charge of the daily management. One general manager shall be chosen by VAC, and one deputy general manager will be chosen by NDC.

4.07 VAC shall contribute any exclusive, royalty free license covering the intellectual property for the e-SCRUBTM system and sub-systems, including trademarks, licensing agreements, patents, engineering designs and equipment specifications. NDC shall contribute capital in the form of cash or financing, in an amount to be determined following the completion of the due diligence examination, and a reasonable valuation of the assets contributed, or to be contributed by VAC, in light of the future capital requirements which may be necessitated by operations of the new entity. The final contribution amount will be an amount determined following negotiations between the parties, as a minimum amount necessary to secure bonds according to a schedule agreed upon by the parties. The contribution may be made all, or substantially all, in the form of a letter of credit, which will be retired over time by NDC's contributions from their respective shares of the profits. The letter of credit will be totally retired when the New Company's accumulated profits equals twice the amount of the letter of credit. The full contribution by NDC will be computed following an audit by NDC of existing VAC operations, including, specifically all assets to be transferred to the New Company, verification by NDC of the VAC team members and any existing contracts VAC has with each member, verification by NDC of all existing licensing agreements, including, but not necessarily limited to R-C, Inc., Helfritch, and Allied Signal, and verification of the ammonia/fertilizer contract with Royster Clark, Inc.

4.08 Whereas VAC is contributing earmarks totaling $11,240,000 to the Company that will result in the construction and operation of an asset, the 50 MWe Technology Demonstration e-SCRUBTM treatment facility. Whereas this facility will be carried on the Company's balance sheet as an $11,250,000 asset and will produce earnings before income tax, depreciation and amortization of $1,780,000 per annum. In return for its share of the ownership of this asset, NDC will pay VAC one half of the earmark funds. As these funds are paid to VAC, NDC will pay within 30 days one half of amounts that are tendered by the DoE.

MISCELLANEOUS PROVISIONS

5.01 It is agreed that VAC and NDC have not formed a partnership by this agreement, and no party authorizes the other to act as its general agent or partner for any purpose whatsoever.

5.02 This agreement may not be assigned by any party without the prior written consent of all other parties.

5.03 It is acknowledged by all parties that each may be furnished with, or may otherwise receive or have access to certain proprietary information or material which relate to past, present, or future products, research and development, inventions, processes, techniques, designs, or technical information and data, marketing plans, financial statements, proforma statements, etc., relating to the business and operation of the various parties to this agreement. All parties to this agreement agree not to disclose such proprietary information to third parties, unless specifically authorized to make such disclosure by the other parties, in writing.


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5.04 This agreement shall be binding on and enure to the benefit of the parties to this agreement and their respective successors and permitted assigns. No other person shall have any rights under this escrow agreement.

5.05 Any notice, statement or other communication that is required or that may be given under the terms of this agreement shall be writing and shall be sufficient in all respects if properly addressed and delivered personally, of the United States Certified Mail, postage pre-paid as follows:

if to VAC:  301 Southwest Street, Alexandria, Virginia

if to NDC: National Diversified Company, Attention: Spencer Brown, 1700 N. Valley Mills Drive, Suite 1, Waco, Texas 76710

if to Escrow Agent: Bernhard P. Molldren, 2nd floor Monroe Building, 333 East Onoxdaga Sreet, Syracuse, NY or to any other address that any party shall designate in writing to the other parties in accordance with this provision.

5.06 This agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter described herein, and supersedes, except for Appendix A, Proprietary Information Agreement, all prior and contemporaneous agreements, representations, warranties and understandings of the parties. No supplement, modification or amendment of this agreement shall be binding unless executed in writing by all parties. No waiver of any of the provisions of this agreement shall be deemed or shall constitute a waiver of any other provision, whether similar or dissimilar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless in writing and signed by the party making such waiver.

5.07 This agreement is executed by agents having full authority to act on behalf of their respective corporations.

Dated to be effective as of June 30, 1999.

VIRGINIA ACCELERATORS CORPORATION

BY: /s./ Ralph D. Genuario
   Ralph D. Genuario, President

NATIONAL DIVERSIFIED COMPANY

By: /s./ Spencer Brown, Jr.
    Spencer Brown, Jr., Chariman & CEO

APPENDIX A

NON-DISCLOSURE AGREEMENT

A. During the cooperation between National Diversified Co. located at 1700 North Valley Mills Drive, Suite #1, Waco, TX 76710 and Virginia Accelerators Corporation, located at 301 South West Street, Alexandria, VA 22314, it may be necessary for either party to provide proprietary information to the other, and, with respect to such information, the parties agree as follows:


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(1) Proprietary information is defined as, but not limited to, performance, sales financial, contractual and special marketing information, ideas, technical data and concepts originated by the disclosing party, not previously published or otherwise disclosed to the general public, not previously available to the receiving party of others without restriction, nor normally furnished to others without compensation, and which the disclosing party desires to protect against unrestricted disclosure or competitive use, and which is furnished pursuant to this Agreement and appropriately identified as being proprietary when furnished.

(2) The receiving party of proprietary information agrees to hold such information in confidence for a period of three years from that date of its receipt.

(3) The parties each will designate in writing one or more individuals within their own organization as the only person(s) authorized to receive proprietary information exchanged between the parties pursuant to this Agreement.

(4) Proprietary information must be submitted in writing and shall be clearly identified as such.

(5) Each party is authorized to incorporate such proprietary information i n any analysis contemplated by this Agreement, provided such analysis bears a restrictive legend similar to that provided for in their normal course of business.

(6) Proprietary information which is exchanged may be used only by the receiving party in connection with the analysis or in the performance of any contract award thereunder.

(7) Neither party shall divulge or use, for any purpose not connected with the analysis contemplated in this Agreement, any program or system concept of other information disclosed to it by the other party in connection with the performance of this Agreement, and marked with a proprietary legend, to any person or office other than such persons(s) and offices) appropriate for the execution of this agreement.

(8) Each party receiving proprietary or confidential information will require that all third parties to this Agreement, if any, to which it may give such proprietary or confidential information protect the same in accordance with the provisions contained herein.

(9) The standard of care for protecting such information, imposed on the party receiving such information, will be that degree of care the receiving party uses to prevent disclosure, publication, or dissemination of its own proprietary information.

(10) Neither party shall be liable for the inadvertent or accidental disclosure of proprietary information, if such disclosure occurs despite the exercise of the same degree of care as such party normally takes to preserve its own such data.

B. The obligation with respect to the protection, handling and non-disclosure of proprietary information imposed in the preceding paragraphs shall terminate three years from the date of its receipt, unless the parties enter into a definitive subcontract, in which case, the rights and obligations of the parties shall be governed by the contractual arrangements, or


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(1) Information which becomes lawfully known or available to receiving party from a source other than the disclosing party and without breach of this Agreement by the recipient.

(2) Information developed independently by the receiving party.

(3) Information which becomes available to the receiving party by inspection or analysis of products available in the market.

(4) Information which is within, or later falls within, the public domain without breach of this Agreement by the recipient.

(5) Information furnished to the parties with unlimited rights.

(6) Information disclosed with written approval of the other party.

(7) Information disclosed by the party providing the same to others on a non-restricted basis.

(8) Nothing herein shall restrict either party from disclosing any portion of such information on a restricted basis pursuant to a judicial or other lawful Government order, but only to the extent of such order.

C. Any information, other than proprietary information identified as provided above, shall not be restricted by either party as to the other party is use thereof.

D. No license to the other party, under any trademark, patent or copyright, or applications which are now or may thereafter be owned by such party, is either granted or implied by the conveying of information to that party. None of the information which may be submitted or exchanged by the parties shall constitute any representation, warranty, assurance, guarantee, or inducement by either party to the other with respect to the infringement of trademarks, patents, copyrights, or any right of privacy, or other rights of third persons.

Date: June, 30, 1999

National Diversified Co.
1700 North Valley Mills Drive
Suite #1
Waco, TX 76710

/s./ Spencer Brown, Jr.
     Spencer Brown, Jr., President

Date: May 28, 1999

Virginia Accelerators Corporation
301 S. West Street
Alexandria, VA  22314
(703) 836-1760

/s./ Ralph D. Genuario
     Ralph D. Genuario, President